Forterra Announces Fourth Quarter and Full Year 2019 Results

Irving, TX - GLOBE NEWSWIRE - February 26, 2020 - Forterra, Inc. (“Forterra” or “the Company”) (NASDAQ: FRTA), a leading manufacturer of water and drainage infrastructure pipe and products in the United States and Eastern Canada, today announced results for the quarter and full year ended December 31, 2019.

Full Year 2019 Highlights

•	Increased net sales by 3.4% to $1,529.8 million as compared to $1,479.7 million last year

•	Increased gross profit by 20.7% to $296.4 million as compared to $245.6 million last year

•	Gross profit margin improved by 280 basis points year-over-year

•	Net loss for 2019 was $7.3 million, compared to net loss for 2018 of $24.4 million

•	Adjusted EBITDA[1] increased by 20.9% to $203.9 million as compared to $168.7 million last year

•	Adjusted EBITDA margin[1] improved by 190 basis points year-over-year to 13.3% in 2019, compared to 11.4% in 2018

•	Generated $146.8 million of operating cash flow in 2019 compared to $27.2 million in 2018, and voluntarily repaid $87 million of long term debt
Fourth Quarter 2019 Highlights

•	Increased net sales by 7.1% to $363.1 million as compared to $339.2 million in the prior year quarter

•	Increased gross profit by 13.3% to $66.6 million as compared to $58.8 million in the prior year quarter. Gross profit margin improved by 100 basis points year-over-year

•	Net loss of $7.7 million and Adjusted EBITDA of $41.5 million, compared to net loss of $17.0 million and Adjusted EBITDA of $32.9 million in the prior year quarter

Forterra CEO Karl Watson, Jr. commented, “Our fourth quarter results reflect another step forward in our journey to earning a full and fair return on the products we produce and the capital we have deployed. We had a solid finish to the year with increased volume in both of our businesses largely due to favorable weather, continued pricing improvements, and reduced scrap costs in our Water segment. These benefits were partially offset by higher operating expenses reflecting our investments in manufacturing activities to improve future operational efficiencies. As a result, we exceeded our annual earnings and debt reduction targets for the year. Net loss for the year was $7 million compared to our guidance of

1 A reconciliation of non-GAAP financial measures, including EBITDA, EBITDA margin, Adjusted EBITDA and Adjusted EBITDA margin, to comparable GAAP financial measures is provided in the reconciliation of non-GAAP measures section of this press release.

1

$35 million to $8 million, Adjusted EBITDA for the year was $204 million compared to our guidance of $180 million to $200 million. Our voluntary debt repayment was $87 million compared to the guidance of $30 million to $85 million. This voluntary debt repayment, combined with required amortization payments, resulted in a $100 million reduction of long-term debt."

Mr. Watson continued, "Looking ahead, we remain focused on delivering value to our customers, our employees, and our shareholders by executing on our five primary improvement pillars: safety, plant-level operational discipline, enhanced commercial capabilities, working capital efficiency, and general and administrative expense effectiveness. For 2020, we believe the underlying demand trends remain stable across our geographic footprint. This demand, coupled with execution on our five primary improvement pillars, supports further expansions in our product unit margins. As a result, we expect 2020 net income to be in the range of $2 million to $22 million and Adjusted EBITDA to be in the range of $210 million to $240 million. In addition, we expect to continue voluntarily paying down debt in the range of $50 million to $100 million during 2020."

Segment Results
Drainage Pipe & Products (“Drainage”) - Key Financial and Operational Statistics:

($ in millions)	Fourth Quarter		Full Year

	Q4 2019	Q4 2018	2019	2018

Net Sales	$208.6	$190.0	$894.7	$811.5
Gross Profit	36.9	41.1	200.3	174.8
Gross Profit Margin	17.7%	21.6%	22.4%	21.5%
EBITDA	30.0	33.9	171.4	156.7
Adjusted EBITDA	32.1	33.8	180.6	159.7
Adjusted EBITDA Margin	15.4%	17.8%	20.2%	19.7%

Drainage net sales for the fourth quarter increased by 9.8%, or $18.6 million, to $208.6 million as compared to $190.0 million in the prior year quarter. The increase was primarily due to higher shipment volumes driven by more favorable weather conditions compared to last year and higher average selling prices. On a full year basis, Drainage net sales increased by 10.3%, or $83.2 million, to $894.7 million as compared to $811.5 million in 2018. The year-over-year increase was driven by both higher average selling prices and higher shipment volumes.

Drainage gross profit and gross profit margin for the fourth quarter decreased to $36.9 million and 17.7%, respectively, as compared to $41.1 million and 21.6%, respectively, in the prior year quarter. The decrease was primarily due to a $5.4 million non-cash inventory valuation adjustment as we improved our production planning process and demonstrates our commitment to one of our five improvement pillars, working capital efficiency. In addition, we incurred higher operating expenses during the quarter to improve future plant-level operational discipline, another one of our five primary improvement pillars. We anticipate future operating expense levels to be consistent with the first three quarters of the year, and our inventory valuation adjustment is not expected to be repeated in 2020.

Despite the decrease in the fourth quarter, on a full year basis, Drainage gross profit and gross profit margin increased to $200.3 million and 22.4%, respectively, as compared to $174.8 million and 21.5%, respectively, in 2018. Higher shipment volumes contributed to the increase while increased average selling prices more than offset the increase in average cost of sales.

Drainage EBITDA, Adjusted EBITDA and Adjusted EBITDA margin during the fourth quarter decreased to $30.0 million, $32.1 million and 15.4%, respectively, compared to $33.9 million, $33.8 million and 17.8%, respectively, in the prior year quarter. On a full year basis, Drainage EBITDA, Adjusted EBITDA and Adjusted EBITDA margin increased to $171.4 million, $180.6 million and 20.2%, respectively, as compared to $156.7 million, $159.7 million, and 19.7%, respectively, in 2018. The fluctuations in EBITDA, Adjusted EBITDA and Adjusted EBITDA margin generally reflect the same dynamics as discussed in gross profit and gross profit margin.

Water Pipe & Products (“Water”) - Key Financial and Operational Statistics:

($ in millions)	Fourth Quarter		Full Year

	Q4 2019	Q4 2018	2019	2018

Net Sales	$154.5	$149.2	$635.0	$668.2
Gross Profit	29.5	17.8	96.3	71.5
Gross Profit Margin	19.1%	11.9%	15.2%	10.7%
EBITDA	25.2	15.6	84.4	64.5
Adjusted EBITDA	27.1	15.9	87.0	66.9
Adjusted EBITDA Margin	17.5%	10.7%	13.7%	10.0%

Water net sales for the fourth quarter increased by 3.6%, or $5.3 million, to $154.5 million as compared to $149.2 million in the prior year quarter. The increase was driven by both higher average selling prices and higher shipment volumes. We believe the effects of our customers building inventory in the second half of 2018 are now behind us as evidenced by the increase in our fourth quarter shipment volumes over the prior year quarter. On a full year basis, Water net sales decreased to $635.0 million as compared to $668.2 million in 2018. The year-over-year decrease was driven by lower shipment volumes as discussed in prior quarters, partially offset by higher average selling prices. Backlogs at year-end were higher compared to prior year numbers.

Water gross profit and gross profit margin for the fourth quarter increased to $29.5 million and 19.1%, respectively, as compared to $17.8 million and 11.9%, respectively, in the prior year quarter. On a full year basis, Water gross profit and gross profit margin increased to $96.3 million and 15.2%, respectively, as compared to $71.5 million and 10.7%, respectively, in 2018. These increases were primarily driven by lower input costs, production quality improvements, as well as slightly higher average selling prices.

Water EBITDA, Adjusted EBITDA and Adjusted EBITDA margin during the fourth quarter increased significantly to $25.2 million, $27.1 million and 17.5%, respectively, compared to $15.6 million, $15.9 million and 10.7%, respectively, in the prior year quarter. On a full year basis, Water EBITDA, Adjusted EBITDA and Adjusted EBITDA margin increased to $84.4 million, $87.0 million and 13.7%, respectively, as compared to $64.5 million, $66.9 million, and 10.0%, respectively, in 2018. The improvements in EBITDA, Adjusted EBITDA and Adjusted EBITDA margin reflect the same dynamics as discussed in gross profit and gross profit margin.

Corporate and Other (“Corporate”)
During the fourth quarter, Corporate EBITDA and Adjusted EBITDA loss were $20.0 million and $17.7 million, respectively, compared to $18.3 million and $16.8 million, respectively, in the prior year quarter. On a full year basis, Corporate EBITDA and Adjusted EBITDA loss were $74.2 million and $63.7 million, respectively, compared to $58.8 million and $57.9 million, respectively, in the prior year quarter. Consistent with previous quarters, the increase in Corporate Adjusted EBITDA loss reflects our investment in information technology systems and business processes. In addition, the increase in Corporate EBITDA loss in 2019 also included a one-time executive severance payment related to our CEO change.

Balance Sheet and Liquidity
As of December 31, 2019, we had cash of $34.8 million and an outstanding balance on our senior term loan of $1.1 billion. There were no outstanding borrowings under our $300 million Revolver at year-

end. Net cash from operating activities during the year was $146.8 million, compared to $27.2 million in 2018. As a result, during the second half of 2019, we voluntarily repaid $87 million of senior term loan before its maturity. This repayment, combined with the mandatory repayment of $12.5 million, reduced our term loan by $100 million in 2019.

2020 Outlook
Based on our current visibility of the market trends, backlog of existing orders, as well as management’s expectation of the effect of our continued execution on our five improvement pillars, we expect net income for 2020 to be in the range of $2 million to $22 million, and Adjusted EBITDA for 2020 to be in the range of $210 million to $240 million. Capital expenditures are expected to be in the range of $45 million to $55 million. In addition, we expect to voluntarily repay $50 million to $100 million of our long-term debt.

Key Components of Expected 2020 Cash Flow

($ in millions)	Low	High
Adjusted EBITDA	$210	$240
Working capital	20	30
Cash interest	(82)	(79)
Cash tax	(15)	(20)
Tax receivable agreement payment	(15)	(13)
Capital expenditures	(55)	(45)
Mandatory amortization	(13)	(13)
Estimated voluntary debt pay down	$50	$100

Conference Call and Webcast Information
Forterra will host a conference call to review fourth quarter and full year 2019 results on February 27, 2020 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). The dial-in number for the call is 574-990-1396 or toll free 844-498-0572. The participant passcode is 8295827. Please dial in at least five minutes prior to the call to register. The call may also be accessed via a webcast that is available on the Investors section of the Company’s website at http://forterrabp.com. A replay of the conference call will be available for 30 days under the Investor section of the Company's website.

About Forterra
Forterra is a leading manufacturer of water and drainage pipe and products in the U.S. and Eastern Canada for a variety of water-related infrastructure applications, including water transmission, distribution, drainage and storm water management. Based in Irving, Texas, Forterra’s product breadth and significant scale help make it a one-stop shop for water related pipe and products, and a preferred supplier to a wide variety of customers, including contractors, distributors and municipalities. For more information on Forterra, visit http://forterrabp.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Forward-looking statements are based on historical information available at the time the statements are made and are based on management's reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company's control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements.

Some of the risks and uncertainties that could cause actual results to differ materially from those expressed in any forward looking statement include risks and uncertainties relating to the level of construction activity, particularly in the residential construction and non-residential construction markets; government funding of infrastructure and related construction activities; the highly competitive nature of our industry and our ability to effectively compete; the availability and price of the raw materials we use in our business; the ability to implement our growth strategy; our dependence on key customers and the absence of long-term agreements with these customers; the level of construction activity in Texas; energy costs; disruption at one or more of our manufacturing facilities or in our supply chain;

construction project delays and our inventory management; our ability to successfully integrate acquisitions; labor disruptions and other union activity; a tightening of mortgage lending or mortgage financing requirements; our current dispute with HeidelbergCement related to the payment of an earnout; compliance with environmental laws and regulations; compliance with health and safety laws and regulations and other laws and regulations to which we and our products are subject; our dependence on key executives and key management personnel; our ability or that of the customers with which we work to retain and attract additional skilled and non-skilled technical or sales personnel; credit and non-payment risks of our customers; warranty and related claims; legal and regulatory claims; the seasonality of our business and its susceptibility to adverse weather; our contract backlog; our ability to maintain sufficient liquidity and ensure adequate financing or guarantees for large projects; delays or outages in our information technology systems and computer networks; security breaches in our information technology systems and other cybersecurity incidents; and additional factors discussed in our filings with the Securities and Exchange Commission. Investors are referred to the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

FORTERRA, INC.
Consolidated Statements of Operations
(in thousands, except per share data)

	Quarter ended		Year ended
	December 31,		December 31,
	2019	2018	2019	2018
	unaudited	unaudited
Net sales	$363,149	$339,155	$1,529,752	$1,479,712
Cost of goods sold	296,550	280,400	1,233,370	1,234,143
Gross profit	66,599	58,755	296,382	245,569
Selling, general & administrative expenses	(56,505)	(58,260)	(221,770)	(209,877)
Impairment and exit charges	(2,197)	(445)	(3,520)	(4,336)
Other operating income, net	76	2,659	1,094	9,523
	(58,626)	(56,046)	(224,196)	(204,690)
Income from operations	7,973	2,709	72,186	40,879

Other income (expenses)
Interest expense	(21,250)	(25,344)	(94,970)	(78,337)
Gain on extinguishment of debt	1,334	—	1,708	—
Earnings from equity method investee	1,507	2,417	10,466	10,162
Other income, net	—	—	—	6,016
Loss before income taxes	(10,436)	(20,218)	(10,610)	(21,280)
Income tax (expense) benefit	2,760	3,266	3,279	(3,085)
Net loss	$(7,676)	$(16,952)	$(7,331)	$(24,365)

Basic and diluted loss per share:
Net loss	$(0.12)	$(0.27)	$(0.11)	$(0.38)

Weighted average common shares outstanding:
Basic and Diluted	64,572	63,965	64,232	63,904

FORTERRA, INC.
Consolidated Balance Sheets
(in thousands)

	December 31,
	2019	2018
ASSETS
Current assets
Cash and cash equivalents	$34,800	$35,793
Receivables, net	205,801	198,468
Inventories	238,483	285,030
Prepaid expenses	11,021	7,289
Other current assets	8,890	17,509
Total current assets	498,995	544,089
Non-current assets
Property, plant and equipment, net	475,575	492,167
Operating lease right-of-use assets	60,253	—
Goodwill	508,826	508,193
Intangible assets, net	142,674	183,789
Investment in equity method investee	50,034	50,607
Other long-term assets	3,701	14,407
Total assets	$1,740,058	$1,793,252
LIABILITIES AND EQUITY
Current liabilities
Trade payables	$102,426	$114,708
Accrued liabilities	88,839	70,236
Deferred revenue	9,527	9,138
Current portion of long-term debt	12,510	12,510
Current portion of tax receivable agreement	13,145	15,457
Total current liabilities	226,447	222,049
Non-current liabilities
Long-term debt	1,085,793	1,176,095
Long-term finance lease liabilities	137,365	134,948
Long-term operating lease liabilities	54,411	—
Deferred tax liabilities	28,929	46,615
Deferred gain on sale-leaseback	—	9,338
Other long-term liabilities	21,906	22,667
Long-term tax receivable agreement	64,240	73,318
Total liabilities	1,619,091	1,685,030
Commitments and Contingencies
Equity
Common stock, $0.001 par value. 190,000 shares authorized; 64,741 and 64,206 shares issued and outstanding at December 31, 2019 and December 31, 2018, respectively	19	18
Additional paid-in-capital	244,372	234,931
Accumulated other comprehensive loss	(7,063)	(10,740)
Retained deficit	(116,361)	(115,987)
Total shareholders' equity	120,967	108,222
Total liabilities and shareholders' equity	$1,740,058	$1,793,252

FORTERRA, INC.
Consolidated Statements of Cash Flows
(in thousands)

	Year ended December 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(7,331)	$(24,365)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation & amortization expense	97,258	105,423
(Gain) / loss on business divestiture	—	(6,016)
(Gain) / loss on disposal of property, plant and equipment	2,045	(4,266)
Gain on extinguishment of debt	(1,708)	—
Amortization of debt discount and issuance costs	7,962	8,143
Stock-based compensation expense	7,919	6,240
Impairment on property, plant, and equipment and goodwill	128	956
Earnings from equity method investee	(10,466)	(10,162)
Distributions from equity method investee	11,039	13,141
Unrealized gain on derivative instruments, net	6,401	(1,408)
Unrealized foreign currency gains, net	45	(527)
Provision (recoveries) for doubtful accounts	387	(1,224)
Deferred income taxes	(20,067)	(20,768)
Deferred rent	—	1,373
Other non-cash items	1,320	83
Change in assets and liabilities:
Receivables, net	(7,394)	(2,466)
Inventories	47,491	(45,313)
Other current assets	514	8,657
Accounts payable and accrued liabilities	2,675	(4,548)
Other assets & liabilities	8,568	4,243
NET CASH PROVIDED BY OPERATING ACTIVITIES	146,786	27,196
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment, and intangible assets	(53,709)	(50,609)
Proceeds from business divestiture	—	618
Proceeds from sale of fixed assets	11,414	8,429
Settlement of net investment hedges	—	(4,990)
Assets and liabilities acquired, business combinations, net	—	(4,500)
NET CASH USED IN INVESTING ACTIVITIES	(42,295)	(51,052)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock, net	1,703	—
Payments on term loan	(95,741)	(12,510)
Proceeds from revolver	54,000	—
Payments on revolver	(54,000)	—
Payment pursuant to tax receivable agreement	(11,390)	(30,407)
Other financing activities	(753)	(534)
NET CASH PROVIDED BY FINANCING ACTIVITIES	(106,181)	(43,451)
Effect of exchange rate changes on cash	697	(1,434)
Net change in cash and cash equivalents	(993)	(68,741)
Cash and cash equivalents, beginning of period	35,793	104,534
Cash and cash equivalents, end of period	$34,800	$35,793

Additional Statistics (unaudited)

Reconciliation of Non-GAAP Measures

In addition to our results calculated under generally accepted accounting principles in the United States ("GAAP"), in this earnings release we also present Adjusted EBITDA and Adjusted EBITDA margin. Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures and have been presented in this earnings release as supplemental measures of financial performance that are not required by, or presented in accordance with GAAP. We calculate Adjusted EBITDA as the sum of net income (loss), before interest expense (including (gains) losses from extinguishment of debt), depreciation and amortization, income tax benefit (expense) and before (gains) losses on the sale of property, plant and equipment, impairment and exit charges and certain other non-recurring income and expenses, such as transaction costs, inventory step-up impacting margin, non-cash compensation expense and pro-rate share of Adjusted EBITDA from equity method investee, minus earnings from equity method investee. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of net sales.

Adjusted EBITDA and Adjusted EBITDA margin are presented in this earnings release because they are important metrics used by management as one of the means by which it assesses our financial performance. Adjusted EBITDA and Adjusted EBITDA margin are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We use Adjusted EBITDA and Adjusted EBITDA margin as supplements to GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, to allocate resources and to compare our performance relative to our peers. Adjusted EBITDA and Adjusted EBITDA margin are also important measures for assessing our operating results and evaluating each operating segment’s performance on a consistent basis, by excluding the impacts of depreciation, amortization, income tax expense, interest expense and other items not indicative of ongoing operating performance. Additionally, these measures, when used in conjunction with related GAAP financial measures, provide investors with additional financial analytical framework which management uses, in addition to historical operating results, as the basis for financial, operational and planning decisions and present measurements that third parties have indicated are useful in assessing the Company and its results of operations.

Adjusted EBITDA and Adjusted EBITDA margin have certain limitations. Adjusted EBITDA should not be considered as an alternative to consolidated net income (loss), and in the case of our segment results, Adjusted EBITDA should not be considered an alternative to EBITDA, which the chief operating decision maker reviews for purposes of evaluating segment profit, or in the case of any of the non-GAAP measures, as a substitute for any other measure of financial performance calculated in accordance with GAAP. Similarly, Adjusted EBITDA margin should not be considered as an alternative to gross margin or any other margin calculated in accordance with GAAP. These measures also should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items for which these non-GAAP measures make adjustments. Additionally, Adjusted EBITDA and Adjusted EBITDA margin are not intended to be liquidity measures because of certain limitations such as: (i) they do not reflect our cash outlays for capital expenditures or future contractual commitments; (ii) they do not reflect changes in, or cash requirements for, working capital; (iii) they do not reflect interest expense, or the cash requirements necessary to service interest, or principal payments, on indebtedness; (iv) they do not reflect income tax expense or the cash necessary to pay income taxes; and (v) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and these non-GAAP measures do not reflect cash requirements for such replacements.

Other companies, including other companies in our industry, may not use such measures or may calculate one or more of the measures differently than as presented in this earnings release, limiting their usefulness as a comparative measure. In evaluating Adjusted EBITDA and Adjusted EBITDA margin, you should be aware that in the future we will incur expenses that are the same as or similar to some of the adjustments made in the calculations below and the presentation of Adjusted EBITDA and Adjusted EBITDA margin should not be construed to mean that our future results will be unaffected by such adjustments. Management compensates for these limitations by using Adjusted EBITDA and Adjusted EBITDA margin as supplemental financial metrics and in conjunction with results prepared in accordance with GAAP.

FORTERRA, INC.
Reconciliation of net loss to adjusted EBITDA
(in thousands)

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
	unaudited	unaudited
Net loss	$(7,676)	$(16,952)	$(7,331)	$(24,365)
Interest expense	21,250	25,344	94,970	78,337
Depreciation and amortization	24,304	26,053	97,258	105,423
Income tax (benefit) expense	(2,760)	(3,266)	(3,279)	3,085
EBITDA[1]	35,118	31,179	181,618	162,480
(Gain) loss on sale of property, plant & equipment, net	494	(1,820)	2,045	(4,267)
Gain on extinguishment of debt	(1,334)	—	(1,708)	—
Impairment and exit charges[2]	2,197	445	3,520	4,336
Transaction costs[3]	955	298	2,963	2,541
Inventory step-up impacting margin[4]	—	—	278	464
Non-cash compensation[5]	3,086	1,652	7,919	6,240
Other [6]	—	—	3,328	(6,688)
Earnings from equity method investee [7]	(1,507)	(2,417)	(10,466)	(10,162)
Pro-rata share of Adjusted EBITDA from equity method investee [8]	2,535	3,553	14,433	13,751
Adjusted EBITDA	$41,544	$32,890	$203,930	$168,695
Adjusted EBITDA margin	11.4%	9.7%	13.3%	11.4%
Gross profit	66,599	58,755	296,382	245,569
Gross profit margin	18.3%	17.3%	19.4%	16.6%

[1]	For purposes of evaluating segment profit, the Company's chief operating decision maker reviews EBITDA as a basis for making the decisions to allocate resources and assess performance.

[2]	Impairment or abandonment of long-lived assets and other exit charges.

[3]	Legal, valuation, accounting, advisory and other costs related to business combinations and other transactions.

[4]	Effect of the purchase accounting step-up in the value of inventory to fair value recognized in cost of goods sold as a result of business combinations.

[5]	Non-cash equity compensation expense.

[6]	Other includes one-time charges such as executive severance costs and (gains) losses from divestiture transactions.

[7]	Net income from Forterra's 50% ownership in the Concrete Pipe & Precast LLC ("CP&P") joint venture accounted for under the equity method of accounting.

[8]
Adjusted EBITDA from Forterra's 50% ownership in the CP&P joint venture. Calculated as CP&P net income adjusted primarily to add back Forterra's pro-rata portion of CP&P's depreciation and amortization and interest expense.

FORTERRA, INC.
Reconciliation of segment EBITDA to segment adjusted EBITDA
(in thousands)

For the three months ended December 31, 2019:	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA[1]	$29,989	$25,153	$(20,024)	$35,118

(Gain) loss on sale of property, plant & equipment, net[2]	316	178	—	494
Gain on extinguishment of debt	—	—	(1,334)	(1,334)
Impairment and exit charges[3]	128	2,069	—	2,197
Transaction costs[4]	—	—	955	955
Non-cash compensation[6]	273	106	2,707	3,086
Other [7]	401	(401)	—	—
Earnings from equity method investee [8]	(1,507)	—	—	(1,507)
Pro-rata share of Adjusted EBITDA from equity method investee [9]	2,535	—	—	2,535
Adjusted EBITDA	$32,135	$27,105	$(17,696)	$41,544
Adjusted EBITDA margin	15.4%	17.5%	NM	11.4%

Net sales	$208,630	$154,519	$—	$363,149
Gross profit	$36,902	$29,529	$168	$66,599

For the three months ended December 31, 2018:	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA[1]	$33,894	$15,624	$(18,339)	$31,179

(Gain) loss on sale of property, plant & equipment, net[2]	(2,179)	344	15	(1,820)
Impairment and exit charges[3]	153	292	—	445
Transaction costs[4]	—	—	298	298
Non-cash compensation[6]	410	50	1,192	1,652
Other [7]	401	(401)	—	—
Earnings from equity method investee [8]	(2,417)	—	—	(2,417)
Pro-rata share of Adjusted EBITDA from equity method investee [9]	3,553	—	—	3,553
Adjusted EBITDA	$33,815	$15,909	$(16,834)	$32,890
Adjusted EBITDA margin	17.8%	10.7%	NM	9.7%

Net sales	$189,951	$149,204	$—	$339,155
Gross profit	$41,078	$17,831	$(154)	$58,755

FORTERRA, INC.
Reconciliation of segment EBITDA to segment adjusted EBITDA
(in thousands)

For the year ended December 31, 2019:	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA[1]	$171,413	$84,424	$(74,219)	$181,618

(Gain) loss on sale of property, plant & equipment, net[2]	1,554	489	2	2,045
Gain on extinguishment of debt	—	—	(1,708)	(1,708)
Impairment and exit charges[3]	230	3,290	—	3,520
Transaction costs[4]	—	—	2,963	2,963
Inventory step-up impacting margin[5]	278	—	—	278
Non-cash compensation[6]	1,552	449	5,918	7,919
Other [7]	1,604	(1,604)	3,328	3,328
Earnings from equity method investee [8]	(10,466)	—	—	(10,466)
Pro-rata share of Adjusted EBITDA from equity method investee [9]	14,433	—	—	14,433
Adjusted EBITDA	$180,598	$87,048	$(63,716)	$203,930
Adjusted EBITDA margin	20.2%	13.7%	NM	13.3%

Net sales	$894,722	$635,030	$—	$1,529,752
Gross profit	$200,321	$96,275	$(214)	$296,382

For the year ended December 31, 2018:	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA[1]	$156,735	$64,547	$(58,802)	$162,480

(Gain) loss on sale of property, plant & equipment, net[2]	(5,598)	1,316	15	(4,267)
Impairment and exit charges[3]	1,886	2,458	(8)	4,336
Transaction costs[4]	—	—	2,541	2,541
Inventory step-up impacting margin[5]	464	—	—	464
Non-cash compensation[6]	1,695	256	4,289	6,240
Other[7]	920	(1,671)	(5,937)	(6,688)
Earnings from equity method investee [8]	(10,162)	—	—	(10,162)
Pro-rata share of Adjusted EBITDA from equity method investee [9]	13,751	—	—	13,751
Adjusted EBITDA	$159,691	$66,906	$(57,902)	$168,695
Adjusted EBITDA margin	19.7%	10.0%	NM	11.4%

Net sales	$811,477	$668,235	$—	$1,479,712
Gross profit	$174,786	$71,471	$(688)	$245,569

[1]	For purposes of evaluating segment profit, the Company's chief operating decision maker reviews EBITDA as a basis for making the decisions to allocate resources and assess performance.

[2]	(Gain) loss on sale of property, plant and equipment.

[3]	Impairment or abandonment of long-lived assets and other exit charges.

[4]	Legal, valuation, accounting, advisory and other costs related to business combinations and other transactions.

[5]	Effect of the purchase accounting step-up in the value of inventory to fair value recognized in cost of goods sold as a result of business combinations.

[6]	Non-cash equity compensation expense.

[7]	Other includes one-time charges such as executive severance costs and (gains) losses from divestiture transaction.

[8]	Net income from Forterra's 50% ownership in the CP&P joint venture accounted for under the equity method of accounting.

[9]
Adjusted EBITDA from Forterra's 50% ownership in the CP&P joint venture. Calculated as CP&P net income adjusted primarily to add back Forterra's pro-rata portion of CP&P's depreciation and amortization and interest expense.

FORTERRA, INC.
Reconciliation of Net Income to Adjusted EBITDA Guidance for Full Year 2020
(in millions)

	FY 2020 Adjusted EBITDA
	Low	High
Net income	$2	$22
Depreciation and amortization	95	95
Interest expense	88	88
Income tax expense	20	25
Other adjustments	5	10
Adjusted EBITDA	$210	$240

Source: Forterra, Inc.

Company Contact Information:
Charlie Brown
Executive Vice President and Chief Financial Officer
469-299-9113
IR@forterrabp.com